SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant...............................................[X]
Filed by a Party other than the Registrant............................[ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                OrthoLogic Corp.
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                (Name of Registrant As Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)
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               Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)
    or Item 22(a)(2) of Schedule 14A.
[ ] $500  per  each  party  to  the  controversy  pursuant  to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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         3)      Per  unit  price  or other  underlying  value  of  transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[X]      Fee paid previously with preliminary materials.
[ ]      Check  box  if any part of the fee is offset as  provided  by  Exchange
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2850 South 36th Street
Phoenix, Arizona 85034
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                           PROXY STATEMENT SUPPLEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                   May 3, 1996
                          Adjourned until May 17, 1996

Dear Stockholders:

         During the Annual Meeting of Stockholders of OrthoLogic Corp. (the "Company") held on May 3, 1996, the Company's nominees were elected as directors and the other proposals considered were adopted, except that the meeting was adjourned to a later date before action on Proposal 2 regarding an amendment to the Company's Stock Option Plan (the "Plan") to increase the number of shares available for grant of options under the Plan by 600,000 shares. Stockholders will consider Proposal 2 on Friday, May 17, 1996 at 9:00 am local time at the executive offices of the Company, 2850 South 36th Street, Phoenix, Arizona 85034. The following information supplements the description of Proposal 2 contained in the Proxy Statement dated March 25, 1996 (the "Proxy Statement") that was previously mailed to you.

         After May 3, 1996, the Board of Directors amended the Plan to provide that neither the Board of Directors nor the Plan's administrators may (i) reprice outstanding options or (ii) accept the surrender of outstanding options in conjunction with the grant of new options in substitution for the surrendered options at an exercise price lower than the price of the options surrendered. This amendment to the Plan can be changed further only if both the Board of Directors and stockholders consent. While the Board of Directors did not intend to reprice outstanding options, the Board adopted this amendment in response to stockholder inquiries.

         The Board of Directors unanimously recommends that the stockholders vote FOR approval of Proposal 2. Stock options play a key role in the Company's ability to recruit, reward and retain executives and key employees. The Company believes that equity-based incentive programs help insure a tight link between the interests of its stockholders and employees, and enhance the Company's ability to continue recruiting and retaining top talent. The Company believes that the continued operation of the Plan necessitates an increase in the shares available for grant under the Plan.

         In addition to those option grants described in the Proxy Statement, the following option grants are contingent upon approval of Proposal 2 because they represent grants in excess of the current Plan limitation: (i) the May 3, 1996 grant of options to Allen R. Dunaway, the Company's Vice President and Chief Financial Officer, to purchase 30,000 shares of the Company's Common Stock at $34.75; (ii) the May 3, 1996 automatic grant of options to purchase shares of the Company's Common Stock to members of the Board of Director's compensation committee (12,000 shares to Fredric Feldman and 6,000 shares to George A. Oram, Jr.); and (iii) the March 28, 1996 grant of options to Nicholas A. Skaff, the Company's Vice President, Managed Care, to purchase 100,000 shares of the
Company's Common Stock at $23.375. Accordingly, the optionees named in this paragraph have a substantial interest in the passage of Proposal 2. Please refer to the Proxy Statement for additional information with respect to Proposal 2.

         In addition to the proxy solicitation methods described in the Proxy Statement, the Company has engaged Corporate Investor Communications, Inc. ("CIC") to solicit proxies regarding Proposal 2 via the mails, personal interview, telephone and telegram. The costs associated with CIC's solicitation, consisting of $2,000 plus expenses, will be borne by the Company.

         In the event that you have already returned your properly executed proxy card, your proxy will be voted in accordance with the directions therein at the re-convened meeting on May 17, 1996. If you wish to receive another proxy card or copy of the Proxy Statement, please call the Company's Director of Investor Relations, Richard Cartwright, at (602) 437-5520.

                                             By order of the Board of Directors,

                                             Allan M. Weinstein
                                             Chairman
Phoenix, Arizona
May 7, 1996